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EXHIBIT 99.1
                                                               News release
FOR IMMEDIATE RELEASE

Contacts:
David Polk (News Media)
781.860.2386

Timothy Oliver (Investor Relations)
781.860.2167

Raytheon sees higher costs to complete two Massachusetts construction projects

     LEXINGTON, Mass., (June 26, 2001) - Raytheon Company (NYSE: RTN) today announced that it has several preliminary estimates of the cost to complete two Massachusetts construction projects for Sithe Energies Inc., that were abandoned by Washington Group International (WGI) and which Raytheon is completing pursuant to performance guarantees. Some of these preliminary estimates assume significant increases in liquidated damages, construction management costs and project contingencies, which would cause the total liability to be higher than the March 2001 estimate. Raytheon now expects the eventual liability on these two projects to range between $450 million and $700 million, compared to the earlier estimate of $325 million.

     Raytheon has assembled a team of project management experts to conduct critical reviews of the construction schedule associated with each of the estimates it has received. Optimizing the construction schedule would have a material favorable impact upon the size of any incremental charges related to the Sithe projects.

     "What is most important is that the Raytheon team focuses its full attention on getting these projects back on schedule in order to minimize the impact of WGI's abandonment," said Daniel P. Burnham, Raytheon's chairman and chief executive officer. "Further precision with respect to both timing and cost will require completion of a more refined construction schedule."

     As previously disclosed, Raytheon sold its engineering and construction business to WGI on July 7, 2000, and had guaranteed performance of certain projects to the project owners. WGI announced in March 2001 that it had severe liquidity problems. Raytheon took over performance of the two Sithe projects in March 2001, following the abandonment and default by WGI of its obligations with respect to those projects. Raytheon previously disclosed a potential liability of up to $450 million for 50 construction projects for which it has performance guarantees, including $325 million for the two Sithe projects. As was described at the time, Raytheon's analysis was based on estimates provided by WGI of the cost to complete them. Under the sale agreement for Raytheon's former engineering and construction business, WGI is required to indemnify Raytheon for all amounts expended by Raytheon to complete the projects, and Raytheon is entitled to full cash reimbursement for these amounts and full set-off against any WGI claims against Raytheon. Due to the bankruptcy filing by WGI, Raytheon does not intend to recognize for accounting purposes the value of its claims against WGI, although it intends to pursue all avenues to maximize its recovery. With headquarters in Lexington, Mass., Raytheon Company is a global technology leader in defense, government and commercial electronics, and business and special mission aircraft.

Note: Raytheon will hold a teleconference beginning at 8:00 a.m. EDT to review the Sithe projects and other issues related to its former engineering and construction business on June 27. The dial in number for the call is 212-231-6022. There will also be a live webcast of the call available at www.raytheon.com.

Forward-looking statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act concerning the company's financial results, future plans, objectives and expected performance. Specifically, statements in this release that are not historical facts, including statements accompanied by words such as "believe," "expect," "anticipate," "estimate," "intend," or "plan" are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The company cautions readers that any such forward-looking statements are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially. Important factors that could cause actual results to differ include, but are not limited to: the effects of WGI's bankruptcy filing; the final determination by the company of the required expenditures to complete the projects, the confirmation of the actual physical progress completed at the time of WGI termination, the impacts associated with the re-mobilization of the projects and WGI compliance with its contractual obligations and cooperation with Duke Fluor Daniel in its assumption of the construction activities. Further information regarding the factors that could cause actual results to differ materially from projected results can be found in the company's most recent filings with the Securities and Exchange Commission, including Raytheon's Form 10-K for the year ended December 31, 2000 and Form 10-Q for the quarter ended April 1, 2001.